     As filed with the Securities and Exchange Commission on June 30, 1995
                                      Registration No. 33-______________________

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 ---------------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                              WILLIAMS-SONOMA, INC.
               (Exact name of issuer as specified in its charter)

           CALIFORNIA                                           94-2203880
  (State or other jurisdiction                               (I.R.S. employer
of incorporation or organization)                         identification number)

              3250 Van Ness Avenue, San Francisco, California 94109
               (Address of Principal Executive Office) (Zip Code)

                     Williams-Sonoma Executive Deferral Plan
                   Williams-Sonoma Deferred Compensation Plan
                            (Full title of the Plans)

         RUSSELL SOLT                                           Copy to:
 Senior Vice President, Chief                             RONALD M. LOEB, ESQ.
Financial Officer and Secretary                              Irell & Manella
     Williams-Sonoma, Inc.                              1800 Avenue of the Stars
     3250 Van Ness Avenue                                       Suite 900
San Francisco, California 94109                            Los Angeles, CA 90067
        (415) 421-7900                                        (310) 277-1010
(Name, address including zip code
 and telephone number, including
 area code, of registrants' agent
 for service)

                         CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                                     Proposed          Proposed
                                                Amount to be         Maximum           Maximum
                 Title of                        Registered      Offering Price        Aggregate          Amount of
      Securities to be Registered (1)               (1)           Per Share (2)     Offering Price (2) Registration Fee
- -----------------------------------------------------------------------------------------------------------------------
  Executive Deferral Obligations                 $5,000,000            100%           $5,000,000         $1724.00
- -----------------------------------------------------------------------------------------------------------------------
  Deferred Compensation Obligations              $2,500,000            100%           $2,500,000         $ 862.00
=======================================================================================================================

(1) The Executive Deferral Obligations and the Deferred Compensation Obligations are unsecured obligations of Williams-Sonoma, Inc. to pay deferred compensation in the future in accordance with the terms of the Williams-Sonoma Executive Deferral Plan and the Williams-Sonoma Deferred Compensation Plan, respectively.

(2) Pursuant to Rule 457(h), estimated solely for the purpose of calculating the registration fee.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

         The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act"). These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Capitalized terms used but not defined herein shall have the same meanings given them in the Williams-Sonoma, Inc. (the "Company") Executive Deferral Plan (the "Executive Deferral Plan") and the Williams-Sonoma, Inc. Deferred Compensation Plan (the "Deferred Compensation Plan," and together with the Executive Deferral Plan, the "Plans").

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

                  The documents listed in (a) through (d) below are incorporated by reference in this registration statement on Form S-8.

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1995;

         (b) The Company's Quarterly Report on Form 10-Q for the quarter ended April 30, 1995;

         (c) The Company's definitive Proxy Statement dated April 18, 1995, with respect to its Annual Meeting of Stockholders held on May 24, 1995; and

         (d) The description of the Company's Common Stock contained in Registrant's Registration Statement on Form 8-A, filed with the Securities and Exchange Commission (the "Commission") on July 25, 1984, including any amendment or report filed for the purpose of updating such description ("Form 8-A").

             In addition, all documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         (a)      Obligations under the Executive Deferral Plan

         Under the Executive Deferral Plan, the Company will provide a select group of management and highly compensated employees (the "Eligible Employees") the opportunity to enter into agreements for the deferral of a specified percentage of their cash compensation. The obligations of the Company under such agreements (the "Obligations") will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Executive Deferral Plan and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. In addition, the Company will purchase a life insurance policy for each Eligible Employee who elects to participate in the Plan ("Participant") and will pay the annual premium on such policy.

         To participate in the Executive Deferral Plan, the Eligible Employee must complete an application for life insurance, comply with various medical underwriting requirements of the insurance company and elect to defer all or a portion of his or her compensation. The amount of compensation to be deferred by each Participant will be determined in accordance with the Executive Deferral Plan based on elections by the Participant. Participants may elect to defer any percentage of salary up to 50% and/or any percentage or dollar amount of bonus up to 100%, with a minimum deferral of 5% of salary.

         The Obligations will be indexed to one or more mutual funds or contracts, the type of which will be individually chosen by each Participant from a list of types of investment media (currently five selections). Each Participant's deferred compensation account will be adjusted to reflect the investment experience of the selected mutual funds or contracts, including any appreciation or depreciation. The Company is not required to actually invest the deferred compensation in the types of funds specified by Participants.

         The Obligations will be distributed by the Company in accordance with the terms of the Executive Deferral Plan and upon a payment eligibility date selected by the Participant. Distributions shall be made either in installments or lump-sum payments depending on the timing of the payment eligibility date in relation to the following circumstances: length of service with the Company, termination of employment, and death or disability of the Participant. In the event that the Participant elects early distribution of his deferred compensation account, such early distribution shall bear a 10% penalty. The Company may accelerate the date of distribution due to certain specified "Unforeseeable Emergencies" and in accordance with uniform rules.

         A Participant's right or the right of any other person to the Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered. If any Participant attempts to alienate, sell, transfer, pledge or encumber any distribution or payment from the Executive Deferral Plan, the Company may cancel such distribution or payment, or any part thereof.

         A committee shall be appointed by the Board of Directors of the Company and shall be charged with the general administration of the Executive Deferral Plan and the Obligations. The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations and each employee participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Obligations, enforcing covenants and taking action upon a default.

         (b)      Obligations under the Deferred Compensation Plan

         Under the Deferred Compensation Plan, the Company will provide a select group of management and highly compensated employees at the director level and above, excluding those employees eligible for the Executive Deferral Plan (the "Deferred Compensation Employees"), the opportunity to enter into agreements for the deferral of a specified percentage of their cash compensation. The obligations of the Company under such agreements (the "Deferred Compensation Obligations") will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Deferred Compensation Plan and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

         To participate in the Deferred Compensation Plan in a particular year, the Deferred Compensation Employee must enroll in the Deferred Compensation Plan and select the percentage of deferral before the beginning of that calendar year. The amount of compensation to be deferred by each participating employee ("Deferred Compensation Participant") will be determined in accordance with the Deferred Compensation Plan based on elections by the employee. Deferred Compensation Participants may elect to defer up to 6% of salary under the Deferred Compensation Plan.

         The Deferred Compensation Obligations will be indexed to one or more mutual funds or contracts, the type of which will be individually chosen by each Deferred Compensation Participant from a list of types of investment media (currently three selections). Each Deferred Compensation Participant's deferred compensation account will be adjusted to reflect the investment experience of the selected mutual funds or contracts, including any appreciation or depreciation. Gains or losses are posted to the Deferred Compensation Participant's account at the end of every quarter. The Company is not required to actually invest the deferred compensation in the types of funds specified by the Deferred Compensation Participants.

         The Deferred Compensation Obligations will be distributed by the Company in accordance with the terms of the Deferred Compensation Plan and upon the following circumstances: upon termination of employment, death or long term disability or in the event of financial hardship involving the payment of major medical expenses or prevention of eviction or foreclosure of a mortgage.

         A Participant's right or the right of any other person to the Deferred Compensation Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged, or encumbered.

         A committee shall be appointed by the Board of Directors of the Company and shall be charged with the general administration of the Deferred Compensation Plan and the Deferred Compensation Obligations. The Deferred Compensation Obligations are not convertible into another security of the Company. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Deferred Compensation Obligations and each employee participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon a default.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 317 of the California General Corporation Law and Section 7.06 of the Company's bylaws ("Bylaws") provide for the indemnification of directors, officers and "agents" (as defined in Section 317 of the California General Corporation Law) under certain circumstances. The Bylaws grant the Company the power to indemnify its directors, officers and "agents" under certain circumstances to the extent permitted by California law against certain expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of their positions as directors, officers or "agents." Pursuant to California law and the Company's Bylaws, the Company is required to indemnify directors, officers and "agents" against expenses actually and reasonably incurred to the extent that such party is successful on the merits in defense of certain proceedings.

         Section 204(a)(11) of the California General Corporation Law provides for the indemnification, subject to certain limitations, of directors, officers and "agents" for breach of their duty to a corporation and its shareholders in excess of that expressly permitted by Section 317 of the California General Corporation Law. On December 6, 1988, the Company's Articles of Incorporation were amended implementing Section 204(a)(11) of the California General Corporation Law.

         Section 317 of the California General Corporation Law also provides that a corporation shall have the power to purchase and maintain insurance on behalf of any agent of the corporation against any liabilities asserted against or incurred by the agent in such capacity. The Company maintains a director's and officer's liability insurance policy insuring the Company's directors and officers against certain liabilities and expenses incurred by them in their capacities as such, and insuring the Company under certain circumstances in the event that indemnification payments are made by the Company to such directors and officers.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8.  EXHIBITS.

           4.1       Williams-Sonoma, Inc. Executive Deferral Plan

           4.2       Williams-Sonoma, Inc. Deferred Compensation Plan

           5.1 Opinion of Irell & Manella as to the legality of the Obligations and the Deferred Compensation Obligations

          24.1       Consent of Deloitte & Touche, LLP

          24.2       Consent of Irell & Manella (included in Exhibit 5.1)

          25 Power of Attorney (included on pages 7 and 8 of this Registration Statement)

ITEM 9.  UNDERTAKINGS.

         (a) Rule 415 Offering. The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                 provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Registrant pursuant to Section 13 or
                 Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Filings incorporating subsequent Exchange Act documents by reference. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Request for acceleration of effectiveness or filing of registration statement on Form S-8. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on the 30th day of June, 1995.

                              WILLIAMS-SONOMA, INC.

                              By: \s\ Russell Solt
                                 ----------------------------------------------
                                 Russell Solt
                                 Senior Vice President, Chief Financial Officer and Secretary

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints W. Howard Lester, Patrick J. Connolly and Russell Solt, or any of them, his attorneys-in-fact and agents, each with full power of substitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with this Registration Statement, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that any of said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

              Signature                               Title                            Date
              ---------                               -----                            ----
 /s/ W. Howard Lester                 Chairman of the Board and Chief         June 30, 1995
- ---------------------                 Executive Officer (principal
 W. Howard Lester                     executive officer)


 /s/ Russell Solt                     Senior Vice President, Chief            June 30, 1995
- ---------------------                 Financial Officer and Secretary
 Russell Solt                         (principal financial and accounting
                                      officer)


 /s/ Patrick J. Connolly              Director and Senior Vice President      June 30, 1995
- ---------------------
 Patrick J. Connolly


 /s/ Gary G. Friedman                 Director and Executive Vice             June 30, 1995
- ---------------------                 President
 Gary G. Friedman


 /s/ Charles E. Williams              Vice Chairman and Director              June 30, 1995
- ---------------------
 Charles E. Williams

 /s/ Millard S. Drexler               Director                                June 30, 1995
- ---------------------
 Millard S. Drexler


 /s/ F. Warren Hellman                Director                                June 30, 1995
- ---------------------
 F. Warren Hellman


 /s/ James A. McMahan                 Director                                June 30, 1995
- ---------------------
 James A. McMahan

 /s/ John E. Martin                   Director                                June 30, 1995
- ---------------------
 John E. Martin


                                              EXHIBIT INDEX

 Exhibit             Description
 -------             -----------
 4.1                 Williams-Sonoma, Inc. Executive Deferral Plan

 4.2                 Williams-Sonoma, Inc. Deferred Compensation Plan

 5.1 Opinion of Irell & Manella as to the legality of the Obligations and Deferred Compensation Obligations

 24.1                Consent of Deloitte & Touche, LLP

 24.2                Consent of Irell & Manella (included in Exhibit 5.1)

 25 Power of Attorney (included on pages 7 and 8 of this Registration Statement)